Exhibit 99.1

For Immediate Release

Jan. 27, 2005

Microsoft Reports Record Revenue and Earnings

Server and Tools and Home and Entertainment Drive Record Results

REDMOND, Wash. — Jan. 27, 2005 — Microsoft Corp. today announced record revenue of $10.82 billion for the quarter ended December 31, 2004, a 7% increase over the results in the same period of the prior year. Operating income for the second quarter was $4.75 billion, which was an increase of $3.27 billion over the same period in the prior year. The results of the second quarter of the prior year included $2.21 billion in compensation expense incurred in connection with the Employee Stock Option Transfer Program. Net income for the second quarter was $3.46 billion. Diluted earnings per share exceeded the company’s guidance by $0.04 and were $0.32 including stock-based compensation expense.

“Our record revenue came from across-the-board strength in both our business and consumer segments” said John Connors, chief financial officer at Microsoft. “And our long-term approach to growing new businesses is paying off. Home and Entertainment delivered its first profitable quarter and all three of the company’s emerging businesses combined generated a nearly $700 million improvement in operating results compared to the second quarter of last fiscal year.”

The Server and Tools business grew 18% versus the prior year’s comparable quarter. Customer adoption of SQL Server™ remains particularly robust with over 25% year over year revenue growth. During the quarter, Exchange 2003 marked its one-year product launch anniversary and has had the fastest adoption of Exchange licenses ever. Customers who acquired Microsoft server products during the quarter included Eastman Chemical Company, Hewlett-Packard Company, Morgan Stanley and Premera Blue Cross.

The Home and Entertainment segment delivered record revenue during the quarter and achieved positive operating income. “Our Xbox® business fired on all cylinders and provided a strong ending to what was a great year for the platform and our partners,” said Robbie Bach, senior vice president of the Home and Entertainment group. “Not only did we achieve record software sales with our strongest games lineup to date, but we also sold more consoles than our competitors during the critical holiday sales season in the United States, and increased Xbox Live™ membership to over 1.4 million members.” During the quarter, 6.3 million units of “Halo® 2” were sold, resulting in a game attach rate of over 30% to the Xbox installed base of almost 20 millions consoles.

Business Outlook

Management offers the following guidance for the quarter ending March 31, 2005:

•	Revenue is expected to be in the range of $9.7 billion and $9.8 billion.

•	Operating income is expected to be in the range of $4.1 billion and $4.2 billion, including stock-based compensation expense.

•	Diluted earnings per share are expected to be $0.27 or $0.28, including stock-based compensation expense.

Management offers the following guidance for the full fiscal year ending June 30, 2005:

•	Revenue is expected to be in the range of $39.8 billion and $40.0 billion.

•	Operating income is expected to be in the range of $16.5 billion and $16.7 billion, including stock-based compensation expense.

•	Diluted earnings per share are expected to be in the range of $1.09 and $1.11, including stock-based compensation expense.

Webcast Details and 10-Q filing

Microsoft will hold an audio webcast at 2:30 p.m. PST (5:30 p.m. EST) today with John Connors, chief financial officer, and Scott Di Valerio, corporate controller, to discuss details regarding the company’s performance for the quarter and other forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on Jan. 27, 2006.

Microsoft filed its 10-Q with the Securities and Exchange Commission today and it is also available at the company’s investor relations website (www.microsoft.com/msft).

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, sales channel disruption such as the bankruptcy of a major distributor, and reliance on sole source suppliers for key components of Xbox that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on hardware products such as Xbox; changes in the rate of PC shipments; technological shifts; the support of third-party software developers for new or existing platforms; the availability of competitive products or services such as the Linux operating system at prices below our prices or for no charge; the ability to have access to distribution channels for MSN that are controlled by third parties; the risk of unanticipated increased costs for network services; the continued ability to protect the company’s intellectual property rights; adverse effects on our business that might result if an unauthorized disclosure of a significant portion of our source code were to occur; the ability to obtain on acceptable terms the right to incorporate in the company’s products and services technology patented by others; changes in product and service mix; maturing product life cycles; product sale terms and conditions; the risk that actual or perceived security vulnerabilities in our products could adversely affect our revenues; implementation of operating cost structures that align with revenue growth; unavailability of insurance; uninsured losses; adverse results in litigation; unanticipated tax liabilities; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; the effects of a major earthquake, cyber-attack or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems; the level of corporate information technology spending and changes in general economic conditions that affect demand for computer hardware or software; currency fluctuations; and financial market volatility or other changes affecting the value of our investments that may result in a reduction in carrying value and recognition of losses including impairment charges.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Issues and Uncertainties” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.microsoft.com/msft.

All information in this release is as of Jan. 27, 2005. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Microsoft, Xbox, Xbox Live, and Halo are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. The names of actual companies or products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Curt Anderson, general manager, Investor Relations (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PST conference call with investors and analysts is available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except earnings per share)

	Three Months Ended December 31		Six Months Ended December 31
	2003	2004	2003	2004
Revenue	$10,153	$10,818	$18,368	$20,007
Operating expenses:
Cost of revenue	2,344	1,922	3,824	3,391
Research and development	2,971	1,437	4,582	2,985
Sales and marketing	2,467	2,146	3,972	3,809
General and administrative	896	564	1,367	1,579

Total operating expenses	8,678	6,069	13,745	11,764

Operating income	1,475	4,749	4,623	8,243
Investment income and other	837	420	1,590	699

Income before income taxes	2,312	5,169	6,213	8,942
Provision for income taxes	763	1,706	2,050	2,951

Net income	$1,549	$3,463	$4,163	$5,991

Earnings per share:
Basic	$0.14	$0.32	$0.39	$0.55

Diluted	$0.14	$0.32	$0.38	$0.55

Weighted average shares outstanding:
Basic	10,810	10,877	10,800	10,875

Diluted	10,899	10,956	10,908	10,936

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2004	December 31, 2004
Assets

Current assets:
Cash and equivalents	$15,982	$4,556
Short-term investments	44,610	29,948

Total cash and short-term investments	60,592	34,504
Accounts receivable, net	5,890	6,646
Inventories	421	304
Deferred income taxes	2,097	1,301
Other	1,566	1,644

Total current assets	70,566	44,399
Property and equipment, net	2,326	2,336
Equity and other investments	12,210	12,160
Goodwill	3,115	3,105
Intangible assets, net	569	494
Deferred income taxes	1,829	1,127
Other long-term assets	1,774	1,320

Total assets	$92,389	$64,941

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,717	$1,573
Accrued compensation	1,339	1,098
Income taxes	3,478	3,506
Short-term unearned revenue	6,514	6,267
Other	1,921	2,601

Total current liabilities	14,969	15,045
Long-term unearned revenue	1,663	1,699
Other long-term liabilities	932	965
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000;
Shares issued and outstanding 10,862 and 10,880	56,396	58,403
Retained earnings (deficit), including accumulated other comprehensive income of $1,119 and $1,803	18,429	(11,171)

Total stockholders’ equity	74,825	47,232

Total liabilities and stockholders’ equity	$92,389	$64,941

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended December 31		Six Months Ended December 31
	2003	2004	2003	2004
Operations
Net income	$1,549	$3,463	$4,163	$5,991
Depreciation, amortization, and other non-cash items	300	108	628	291
Stock based compensation	3,232	551	4,247	1,296
Net recognized (gains) / losses on investments	(321)	74	(600)	239
Stock option income tax benefits	148	99	637	227
Deferred income taxes	(985)	68	(979)	361
Unearned revenue	2,774	3,354	4,988	5,953
Recognition of unearned revenue	(3,166)	(3,166)	(6,149)	(6,228)
Accounts receivable	(1,004)	(1,398)	(328)	(537)
Other current assets	607	373	293	171
Other long-term assets	55	7	41	25
Other current liabilities	1,256	17	980	(183)
Other long-term liabilities	129	69	77	20

Net cash from operations	$4,574	$3,619	$7,998	$7,626

Financing
Common stock issued	189	795	884	1,282
Common stock repurchased	(730)	(969)	(1,775)	(1,324)
Common stock cash dividend	(1,729)	(33,498)	(1,729)	(34,368)

Net cash from financing	$(2,270)	$(33,672)	$(2,620)	$(34,410)

Investing
Additions to property and equipment	(172)	(176)	(339)	(349)
Acquisition of companies, net of cash acquired	0	(1)	(4)	(1)
Purchases of investments	(22,377)	(16,013)	(46,975)	(45,621)
Maturities of investments	825	19,536	3,475	26,737
Sales of investments	19,775	20,068	38,146	34,535

Net cash from investing	$(1,949)	$23,414	$(5,697)	$15,301

Net change in cash and equivalents	355	(6,639)	(319)	(11,483)
Effect of exchange rates on cash and equivalents	26	54	30	57
Cash and equivalents, beginning of period	5,768	11,141	6,438	15,982

Cash and equivalents, end of period	$6,149	$4,556	$6,149	$4,556

Microsoft Corporation

Segment Revenue and Operating Income / (Loss)

(In millions)

	Three Months Ended December 31		Six Months Ended December 31
	2003	2004	2003	2004
Revenue
Segments
Client	$3,059	$3,221	$5,868	$6,214
Server and Tools	2,146	2,523	4,026	4,758
Information Worker	2,862	2,777	5,116	5,337
Microsoft Business Solutions	210	211	357	371
MSN	546	588	1,037	1,128
Mobile and Embedded Devices	63	91	116	160
Home and Entertainment	1,267	1,407	1,848	2,039

Total revenue	$10,153	$10,818	$18,368	$20,007

	Three Months Ended December 31		Six Months Ended December 31
	2003	2004	2003	2004
Operating Income / (Loss)
Segments
Client	$2,095	$2,530	$4,344	$4,919
Server and Tools	(209)	913	171	1,613
Information Worker	1,830	2,026	3,434	3,916
Microsoft Business Solutions	(139)	(29)	(193)	(70)
MSN	(95)	130	(38)	207
Mobile and Embedded Devices	(110)	(4)	(144)	(24)
Home and Entertainment	(397)	84	(669)	(57)
Other	(1,500)	(901)	(2,282)	(2,261)

Total operating income / (loss)	$1,475	$4,749	$4,623	$8,243